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BYLAW AMENDMENT adopted by the Board of Directors of Florida Rock
Industries, Inc. on February 4, 1998



      RESOLVED, that Section 2, Article III of the Bylaws of Florida Rock Industries, Inc., be amended to read in its entirety as follows:


      Section 2. Number, Tenure and Qualifications. The number of directors of this corporation is twelve (12), but may be changed, but not to less than three (3), by the affirmative vote of a majority of the whole Board of Directors at the time in office or by the affirmative vote of the holders of at least 75% of the shares of stock of this corporation entitled to vote thereon. The directors shall be divided into three classes, apportioned as follows: Class I shall consist of four directors; Class II shall consist of four directors; and Class III shall consist of four directors. The respective initial terms of office for each class of directors shall be as follows: the initial term of Class I will expire at the Annual Meeting of Shareholders in 1999; the initial term of Class II directors will expire at the Annual Meeting of Shareholders in 2000; and the initial term of Class III directors will expire at the Annual Meeting of Shareholders in 2001. After the expiration of the applicable initial term, each successive term of office for each class of directors shall be three years. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain, as nearly as may be practicable, an equal
number of directors in each class.   Any vacancy occurring in the
Board of Directors may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum. Any director of any class elected to fill a vacancy, including a vacancy resulting from an increase in the number of directors, shall hold office for a term that shall coincide with the remaining term of that class. In no case, however, will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify. A director may only be removed for cause', which shall be defined for these purposes as a conviction of a felony, declaration of unsound mind by a court order, adjudication of bankruptcy, non-acceptance of office or such director having been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his duty to this corporation in a matter of substantial importance to this corporation and such adjudication is no longer subject to direct appeal. Directors need not be residents of the State of Florida, but must be shareholders in this corporation.
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